Exhibit 16.1

December 9, 2004

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for the Southern Banc Company, Inc. and, under the date of August 3, 2004, we reported on the consolidated financial statements of The Southern Banc Company, Inc. as of and for the years ended June 30, 2004 and 2003. On December 3, 2004, our appointment as principal accountants was terminated. We have read The Southern Banc Company’s statements included under Item 4.01 of its Form 8-K dated December 3, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with Southern Banc Company, Inc.’s statements that (i) it appointed Barfield, Murphy, Shank & Smith, PC (BMSS), (ii) the decision not to renew the engagement of KPMG and to retain BMSS was approved by the Audit Committee, and (iii) Southern Banc Company, Inc. did not consult with BMSS regarding any of the matters or events set forth in Item 304(a)(2) (i) and (ii) of Regulation S-B.

/s/ KPMG LLP